Filed Pursuant to Rule 424(b)(3)
File No. 333-151827
PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 2)
TO PROSPECTUS DATED August 15, 2011
LendingClub Corporation
Member Payment Dependent Notes
This prospectus supplement supplements and amends the prospectus dated August 15, 2011 (the Prospectus) and filed pursuant to Rule 424(b)(3) with the Securities and Exchange Commission (the SEC), which was filed with the SEC on August 15, 2011.
The Prospectus and this prospectus supplement relate to up to $600,000,000 in principal amount of Member Payment Dependent Notes (the Notes) to be issued by LendingClub Corporation (LendingClub). We will issue the Notes in series and each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In the Prospectus (as supplemented by prior supplements) and this prospectus supplement, we refer to these consumer loans generally as “member loans.” The terms of the Notes are as set forth in the Prospectus (as supplemented by prior supplements).
You should read this prospectus supplement together with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus (as supplemented by prior supplements), including all amendments and supplements thereto.
This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 14 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 8, 2011.

Effective September 9, 2011, LendingClub Corporation (the “Company”) is making the following changes to interest rates and the origination fee for 36 month A1 andA2 loans as set forth in its Prospectus.
1. The table below sets forth the current interest rates and the new, proposed rates by loan grade:

Loan	Current
Grade	Rate	New Rate
A1	5.42%	6.03%
A2	5.99%	6.62%
A3	6.99%	7.51%
A4	7.49%	7.90%
A5	8.49%	8.90%
B1	9.99%	9.91%
B2	10.59%	10.65%
B3	10.99%	11.71%
B4	11.49%	12.42%
B5	11.99%	12.69%
C1	12.99%	13.49%
C2	13.49%	14.27%
C3	13.99%	14.65%
C4	14.79%	15.27%
C5	15.23%	15.96%
D1	15.62%	16.29%
D2	15.99%	16.77%
D3	16.49%	17.27%
D4	16.89%	17.58%
D5	17.49%	18.25%
E1	17.99%	18.64%
E2	18.39%	19.03%
E3	18.79%	19.42%
E4	19.29%	19.91%
E5	19.69%	20.30%
F1	20.25%	20.89%
F2	20.62%	21.28%
F3	20.99%	21.67%
F4	21.36%	22.06%
F5	21.74%	22.35%
G1	22.11%	22.74%
G2	22.48%	23.13%
G3	22.85%	23.52%
G4	23.22%	23.91%
G5	23.59%	24.11%
2. All references to interest rates (or rates) ranging from “5.42% to 23.59%” or any other similar phrase, are now amended and restated in their entirety to read “6.03% to 24.11%.” Moreover, any reference to “5.42%” as it relates to an interest rate is hereby amended and restated in its entirety to be “6.03%” and any reference to “23.59%” as it relates to an interest rate is hereby amended and restated in its entirety to be “24.11%”
3. The table and preceding paragraphs on Pages 47 and 48 of the Prospectus are hereby amended and restated to read as follows to reflect the interest rate change:
When the working group met on September 2, 2011 to set the rates set forth in this prospectus, the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts assessed interest,” in Federal Reserve Statistical Release G19 was 13.10%, and the average interest rate on 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15 was 0.42%. The average of these two interest rates was 6.76% (calculated as (13.10% + 0.42%)/2 = 6.76%). Applying the adjustments described above, the working group determined an adjustment of -1.71%. Therefore, the working group set the LendingClub base rate at 5.05%.
After the working group sets the LendingClub base rate, we determine assumed default rates. The assumed default rate reflects LendingClub’s attempt to project the default rate for member loans of the loan grade. The 35 sub-grades, from A1 to G5, were obtained by dividing the difference between the assumed default rate of sub-grade A1 and the assumed default rate of sub-grade G5 into 35 equal intervals and assigning a sub-grade to each interval.
Lastly, the working group adjusts the base rate upward to reflect an adjustment based upon to the assumed default rate, volatility factors, investor value and other factors, which we collectively refer to as the “Adjustment for Risk and Volatility.” The final interest rate is then calculated by adding the LendingClub base rate and the adjustment for risk &volatility.
Set forth below is a chart describing the interest rates currently assigned to member loans for each of the LendingClub loan grades:

	LendingClub	Adjustment for	Interest
Sub-Grade	Base Rate	Risk & Volatility	Rate
A1	5.05%	0.98%	6.03%
A2	5.05%	1.57%	6.62%
A3	5.05%	2.46%	7.51%
A4	5.05%	2.85%	7.90%
A5	5.05%	3.85%	8.90%
B1	5.05%	4.86%	9.91%
B2	5.05%	5.60%	10.65%
B3	5.05%	6.66%	11.71%
B4	5.05%	7.37%	12.42%
B5	5.05%	7.64%	12.69%
C1	5.05%	8.44%	13.49%
C2	5.05%	9.22%	14.27%
C3	5.05%	9.60%	14.65%
C4	5.05%	10.22%	15.27%
C5	5.05%	10.91%	15.96%
D1	5.05%	11.24%	16.29%
D2	5.05%	11.72%	16.77%
D3	5.05%	12.22%	17.27%
D4	5.05%	12.53%	17.58%
D5	5.05%	13.20%	18.25%
E1	5.05%	13.59%	18.64%
E2	5.05%	13.98%	19.03%
E3	5.05%	14.37%	19.42%
E4	5.05%	14.86%	19.91%
E5	5.05%	15.25%	20.30%
F1	5.05%	15.84%	20.89%
F2	5.05%	16.23%	21.28%
F3	5.05%	16.62%	21.67%
F4	5.05%	17.01%	22.06%
F5	5.05%	17.30%	22.35%
G1	5.05%	17.69%	22.74%
G2	5.05%	18.08%	23.13%
G3	5.05%	18.47%	23.52%
G4	5.05%	18.86%	23.91%
G5	5.05%	19.06%	24.11%

4. The table on Page 49 of the Prospectus under the heading “Three Year Term” is hereby amended and restated to read as follows to reflect the new interest rates:
Three Year Term

		Reduction in Return
		Due to
		LendingClub's 1.00%	Returns After LendingClub's
Loan Grade	Interest Rate	Service Charge	1.00% Service Charge
A1	6.03%	0.674%	5.19%
A2	6.62%	0.676%	5.63%
A3	7.51%	0.679%	6.36%
A4	7.90%	0.681%	6.59%
A5	8.90%	0.685%	7.41%
B1	9.91%	0.689%	8.26%
B2	10.65%	0.692%	8.84%
B3	11.71%	0.696%	9.74%
B4	12.42%	0.699%	10.29%
B5	12.69%	0.700%	10.39%
C1	13.49%	0.704%	11.03%
C2	14.27%	0.707%	11.65%
C3	14.65%	0.709%	11.87%
C4	15.27%	0.711%	12.33%
C5	15.96%	0.714%	12.86%
D1	16.29%	0.715%	13.02%
D2	16.77%	0.717%	13.33%
D3	17.27%	0.720%	13.68%
D4	17.58%	0.721%	13.82%
D5	18.25%	0.724%	14.33%
E1	18.64%	0.726%	14.56%
E2	19.03%	0.727%	14.79%
E3	19.42%	0.729%	15.02%
E4	19.91%	0.731%	15.35%
E5	20.30%	0.733%	15.58%
F1	20.89%	0.735%	16.00%
F2	21.28%	0.737%	16.24%
F3	21.67%	0.739%	16.47%
F4	22.06%	0.741%	16.69%
F5	22.35%	0.742%	16.82%
G1	22.74%	0.744%	17.05%
G2	23.13%	0.745%	17.28%
G3	23.52%	0.747%	17.51%
G4	23.91%	0.749%	17.74%
G5	24.11%	0.750%	17.77%

5. The table on Page 50 of the Prospectus under the heading “Five Year Term” is hereby amended and restated to read as follows to reflect the new interest rates:
Five-Year Term

		Reduction in Return
		Due to
		LendingClub’s	Returns After
		1.00% Service	LendingClub’s 1.00%
Loan Grade	Interest Rate	Charge	Service Charge
A1	6.03%	0.417%	5.45%
A2	6.62%	0.420%	5.88%
A3	7.51%	0.423%	6.61%
A4	7.90%	0.425%	6.84%
A5	8.90%	0.429%	7.67%
B1	9.91%	0.433%	8.52%
B2	10.65%	0.436%	9.09%
B3	11.71%	0.440%	10.00%
B4	12.42%	0.443%	10.54%
B5	12.69%	0.444%	10.65%
C1	13.49%	0.448%	11.28%
C2	14.27%	0.451%	11.90%
C3	14.65%	0.453%	12.13%
C4	15.27%	0.456%	12.59%
C5	15.96%	0.459%	13.11%
D1	16.29%	0.460%	13.27%
D2	16.77%	0.462%	13.59%
D3	17.27%	0.465%	13.93%
D4	17.58%	0.466%	14.08%
D5	18.25%	0.469%	14.58%
E1	18.64%	0.471%	14.82%
E2	19.03%	0.473%	15.04%
E3	19.42%	0.475%	15.28%
E4	19.91%	0.477%	15.60%
E5	20.30%	0.479%	15.83%
F1	20.89%	0.482%	16.26%
F2	21.28%	0.484%	16.49%
F3	21.67%	0.485%	16.72%
F4	22.06%	0.487%	16.95%
F5	22.35%	0.489%	17.07%
G1	22.74%	0.491%	17.30%
G2	23.13%	0.493%	17.54%
G3	23.52%	0.495%	17.76%
G4	23.91%	0.496%	17.99%
G5	24.11%	0.497%	18.03%

6. The table on Page 56 of the Prospectus under the heading Loan Origination Fees — “36 Month Term” is hereby amended and restated to read as follows to reflect a new origination fee for A1-A2 loans of 1.11%:
Loan Origination Fees
36 Month Loans

LendingClub
Origination
Loan Grade	Fee
A1-A2	1.11%
A3-A5	3.00%
B	4.00%
C	5.00%
D	5.00%
E	5.00%
F	5.00%
G	5.00%